EXHIBIT 99.1

DTE Energy Services to close Shenango Incorporated plant in response to steel industry downturn

PITTSBURGH, Dec. 17, 2015 - DTE Energy Services (DTEES) today announced the closure of its Shenango Incorporated coke battery plant in Pittsburgh, effective mid-January, in response to a sharp downturn in the North American steel industry.

A total of 173 employees (including 37 non-union) will be affected at the plant, which produces blast furnace coke and related by-products that assist in the creation of steel. To assist these employees in the transition, they will remain on the company payroll for 60 days. After that time, severance packages, including compensation and health care benefits are being offered, as well as access to outplacement assistance.

“The decision to close Shenango has been heartachingly difficult,” said Ronald Burnette, DTE Energy Services Director of Steel. “We understand the impact today’s announcement has on our employees, their families and the community, and are committed to helping employees transition to the next chapter in their careers.

“Unfortunately, global overcapacity in the steel industry and international trade issues have reduced the demand for our product - metallurgical coke. As a result, DTEES is forced to consolidate production to its larger, more efficient facility. We simply have no options for keeping Shenango open.”

In compliance with the Worker Adjustment and Retraining Notification (WARN) Act, DTE Energy Services today informed Shenango employees, union and government officials of the company’s decision, including the leadership of the United Steel Workers in Pittsburgh and Allegheny County leadership.

About DTE Energy
DTE Energy (NYSE: DTE) is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide.  Its operating units include an electric utility serving 2.1 million customers in Southeastern Michigan and a natural gas utility serving 1.2 million customers in Michigan. The DTE Energy portfolio includes non-utility energy businesses focused on power and industrial projects, natural gas pipelines, gathering and storage, and energy marketing and trading.  As one of Michigan's leading corporate citizens, DTE Energy is a force for growth and prosperity in the 450 Michigan communities it serves in a variety of ways, including philanthropy, volunteerism and economic progress. Information about DTE Energy is available at dteenergy.com, twitter.com/dte_energy andfacebook.com/dteenergy